Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

October 30, 2026

Jeff Harsh

[***]

You and Advantage Sales & Marketing LLC, d/b/a Advantage Solutions (the “Company”), are parties to that certain employment offer letter dated August 4, 2025 (the “Prior Agreement”). You and the Company desire to amend and restate the Prior Agreement on the terms and conditions set forth below, effective as of the date set forth above (the “Effective Date”).

•	Position

You will continue to serve in the position of Chief Operating Officer, Branded Services of Advantage Solutions Inc. (“Parent”) and its direct and indirect subsidiaries (the “Company Group”), and will continue to report directly to Dave Peacock, Chief Executive Officer. Your principal place of employment will be your home office in Hershey, Pennsylvania or such other place as reasonably determined by the Company in accordance with this letter agreement, and from time to time you may be required to travel to other locations in the performance of your responsibilities under this letter agreement.

You will devote substantially all of your business judgment, knowledge and skill to the performance of your duties with the Company Group, provided, however, that nothing herein or otherwise shall prevent you from (i) serving on the boards of directors of non-profit organizations, (ii) with written consent from the Company (not to be unreasonably withheld, delayed or conditioned), advising and serving on the boards of directors of non-competitive companies, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing your personal investments and legal affairs.

•	Compensation & Benefits

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Base Salary. You will continue to receive a base salary of USD $40,000 per month (or $480,000 annualized); which shall be paid in accordance with the Company’s bi-weekly payroll calendar. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this letter agreement.

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Benefit Plans. During your employment you will be eligible to participate in the Company’s benefit programs including the Company’s medical, dental, vision, 401(k), life insurance, executive physical plan, short-term disability, and long-term disability plans. The existence and terms of any such benefit plans are subject to change, and your eligibility for and participation in such plans are subject to the terms and conditions contained in those plans.

7676 Forsyth Boulevard

Fifth Floor

St. Louis, MO 63105

YourADV.com

•

Bonus Program. You are eligible to participate in the Company’s Bonus Program (the “Bonus Program”) applicable to your position, subject to the terms and conditions of the Bonus Program. Your target bonus percentage is 80% of your Base Salary (your “Target Bonus”). The actual bonus amount each year is subject to the achievement of Company objectives, your calendar year bonus eligible earnings, and subject to the terms and conditions of the Bonus Program. In addition, except as set forth herein, there will be no bonus payment awarded, including any partial or prorated bonus, if you depart from the Company for any reason prior to the bonus payment date. Further, the Bonus Program is subject to modification and/or cancellation at any time.

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Equity Grant. Subject to (1) you remaining in good standing, and (2) the discretion and approval of the Human Capital Committee of the Board of Directors of Parent, you will be eligible for an equity grant of up to 125% of your annual base salary. The type of equity awarded as well as the vesting terms will be outlined in future equity documentation.

In addition, you were previously awarded an equity grant of $250,000 in the form of restricted stock units (RSUs) following your commencement of employment with the Company. This RSU grant will vest on a 3-year ratable schedule on each anniversary date of your award.

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Vacation and Other Time Away. In this role, you are eligible for vacation and floating holidays under the Company’s Flexible, No Accrual Vacation and Floating Holiday policy. Your eligibility for other types of time away (such as sick time and leaves of absence) shall be in accordance with Company policy, subject to applicable law.

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Expenses. You will be reimbursed in accordance with the Company’s expense reimbursement policy for all out-of-pocket business, travel and entertainment expenses incurred and paid by you during your employment or in connection with the performance of your duties hereunder.

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At Will Employment; Termination. Employment with the Company is “at will”, which means that either you or the Company can end the employment relationship at any time, with or without Cause (as defined below), subject to the provisions hereof. No one at the Company has the authority to promise you anything different, unless in writing and signed by the Company’s Chief Executive Officer.

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Termination of Employment. In the event of your termination of employment for any reason, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) other than in the case of a termination of employment by the Company for Cause or by you without Good Reason, any earned but unpaid annual bonus under the Bonus Program with respect to a performance period ending on or prior to the date of termination, payable at the same time as it would have been paid had you not undergone a termination of employment, (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination, and (iv) all other payments or benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company Group (the “Accrued Rights”).

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Severance – Termination Other Than a Change in Control Qualifying Termination. If your employment is terminated by the Company without Cause or by you with Good Reason (as defined below), and such termination is not a Change in Control Qualifying Termination (as defined below), then subject to your compliance with this letter and any restrictive covenant obligations, and the effectiveness of your release (as described below), you will be entitled to receive the following severance benefits (the “Non-CIC Severance Benefits”):

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Your Base Salary for a period of twelve (12) months (at the highest rate in effect during the twelve (12)-month period preceding the date of termination and, in the case of a diminution in your Base Salary which would give rise to Good Reason for your resignation, in no event less than the Base Salary in effect prior to such diminution), payable in equal installments over the twelve (12) month period following the date of termination. Any payments by the Company under this paragraph will commence on the First Payment Date (as defined below) and will include any payments that the Company would have paid through such date had such payments commenced on your termination date, with the balance of the payments paid thereafter on the schedule described above; and

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Provided that you promptly enroll in COBRA after receiving your COBRA options, provide notice to the Company of your enrollment in COBRA, and make the required employee-portion of the COBRA premium, then the Company will pay the employer portion and the administrative fee of the monthly COBRA premium (at the rate in effect at the time of termination) to the COBRA administrator for up to twelve (12) months (provided, however, that if you discontinue COBRA coverage or if you become covered by the health insurance policy of any subsequent employment, the continuation of such health insurance coverage and premium subsidy by the Company shall cease). Notwithstanding the foregoing, if the Company determines that its payment of a portion of the COBRA premiums would violate applicable law, then in lieu of providing the COBRA premiums above, the Company may elect to instead pay you on the first day of each month during the COBRA coverage period specified above, a taxable cash payment equal to the portion of the COBRA premiums payable by the Company for that month. Any payments by the Company under this paragraph will commence on the First Payment Date and will include any payments that the Company would have paid through such date had such payments commenced on your termination date, with the balance of the payments paid thereafter on the schedule described above.

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“Cause” means one or more of the following apply to your termination: (1) you engaged in dishonesty or gross negligence in connection with your job duties, which, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such dishonesty or gross negligence is received by you from the Company, (2) you willfully or continually failed to perform your job duties, which, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such failure is received by you from the Company, (3) you breached a fiduciary duty including, without limitation the duty of loyalty to the Company, which breach, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such breach is received by you from the Company, (4) you engaged in intentional misconduct in connection with your job duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such misconduct is received by you from the Company, (5) you violated a material written policy of the Company, including, without limitation, policies pertaining to harassment, discrimination or drug and alcohol use which violation, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such violation is

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received by you from the Company, (6) you are convicted or plead guilty to a felony, or a misdemeanor involving moral turpitude, or (7) you materially breached a restrictive covenant with the Company, which breach, if curable in the reasonable determination of the Company, is not cured within ten (10) calendar days after a written notice specifying such breach is received by you from the Company. For the avoidance of doubt, “Cause” does not include any failure to achieve any performance targets, whether relating to you, the Company or its broader group, or otherwise.

•	“Change in Control” has the meaning set forth in Exhibit A.

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“Change in Control Qualifying Termination” means (1) a termination of your employment by the Company without Cause or by you for Good Reason occurring on or following the date of a Change in Control but prior to the date that is twenty-four (24) months following such Change in Control, or (2) a termination of your employment by the Company without Cause or by you for Good Reason that occurs (A) following the execution of a definitive agreement that, if the transaction(s) contemplated thereunder are consummated, would result in a Change in Control (a “Change in Control Agreement”), (B) (1) in connection with or as a result of the potential Change in Control transaction (as determined by the Company in good faith) and (2) other than a termination or resignation for reasons unrelated to the potential Change in Control transaction (including, without limitation, for purposes of this clause (2), due to a reduction in force, termination due to poor performance, restructuring, position elimination, organizational structure redesign or leadership change or consolidation, in each case unrelated to the potential Change in Control transaction), and (C) within six (6) months prior to the date of the consummation of a Change in Control (whether or not pursuant to such Change in Control Agreement). For the avoidance of doubt, with respect to clause (2) above, if a Change in Control does not occur within six (6) months following a termination of your employment by the Company without Cause or by you for Good Reason, then such termination will cease to be a Change in Control Qualifying Termination for purposes of this letter agreement, you will not be entitled to any CIC Severance Benefits (as defined below), and you shall instead only be eligible to receive the Non-CIC Severance Benefits.

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“Good Reason” means termination of your employment for any of the following: (a) a reduction in the Base Salary or Target Bonus, other than a reduction of less than 10% of Base Salary (and thereby the Target Bonus) made as part of a reduction in the Base Salary or Target Bonus of all executive officers of the Company (and for the avoidance of doubt, following a Change in Control, the reference to executive officers of the Company shall include, without limitation, the executive officers of the ultimate parent entity of the Company (or its successor)); (b) the prohibition on you from working remotely until your relocation has occurred, or, following your relocation, the relocation by the Company, to a location that is more than fifty (50) miles from your then current principal place of employment; (c) any material breach by the Company of this letter agreement or any other agreement under which you provide services to the Company; or (d) following a Change in Control, the material diminution or other reduction in your duties and responsibilities or your title (including, without limitation, following a Change in Control, your ceasing to serve as a chief operating officer of the ultimate parent entity of the Company (or its successor) or ceasing to report to the chief executive officer of the ultimate parent entity of the Company (or its successor)). Notwithstanding the foregoing, you shall not have “Good Reason” to terminate your employment in connection with any of the foregoing events unless (1) you provide the Company prior written notice of such termination, and such notice is provided within ninety (90) days of the initial occurrence of the event constituting Good Reason; (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty (30)-day period following provision of notice; and (3) the Company fails to cure such event constituting Good Reason within such thirty (30)-day period.

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Severance – Change in Control Qualifying Termination. If your employment terminates by reason of a Change in Control Qualifying Termination, then subject to your compliance with this letter agreement and any restrictive covenant obligations, and the effectiveness of your release, in lieu of the Non-CIC Severance Benefits, you will be entitled to receive the following severance benefits (the “CIC Severance Benefits”) (for the avoidance of doubt, in the event that your termination without Cause or resignation for Good Reason occurs prior to a Change in Control but ultimately qualifies as a Change in Control Qualifying Termination, the CIC Severance Benefits payable below shall be reduced by any Non-CIC Severance Benefits that you previously received as a result of such termination or resignation):

7676 Forsyth Boulevard Fifth Floor St. Louis, MO 63105 YourADV.com	6

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Your Base Salary for a period of eighteen (18) months (at the highest rate in effect during the twelve (12)-month period preceding the date of termination and, in the case of a diminution in your Base Salary which would give rise to Good Reason for your resignation, in no event less than the Base Salary in effect prior to such diminution), payable in equal installments over the eighteen (18) month period following the date of termination. Any payments by the Company under this paragraph will commence on the First Payment Date and will include any payments that the Company would have paid through such date had such payments commenced on your termination date, with the balance of the payments paid thereafter on the schedule described above;

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A lump sum payment equal to one and one-half (1.5) times your Target Bonus then in effect at the time of such termination (or in the case of a diminution in your Target Bonus which would give rise to Good Reason for your resignation, the Target Bonus in effect prior to such diminution). Such payment will be made on the later of (1) the First Payment Date, or (2) the date of the Change in Control;

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Provided that you promptly enroll in COBRA after receiving your COBRA options, provide notice to the Company of your enrollment in COBRA, and make the required employee-portion of the COBRA premium, then the Company will pay the employer portion and the administrative fee of the monthly COBRA premium to the COBRA administrator for up to eighteen (18) months (provided, however, that if you discontinue COBRA coverage or if you become covered by the health insurance policy of any subsequent employment, the continuation of such health insurance coverage and premium subsidy by the Company shall cease). Notwithstanding the foregoing, if the Company determines that its payment of a portion of the COBRA premiums would violate applicable law, then in lieu of providing the COBRA premiums above, the Company may elect to instead pay you on the first day of each month during the COBRA coverage period specified above, a taxable cash payment equal to the portion of the COBRA premiums payable by the Company for that month. Any payments by the Company under this paragraph will commence on the First Payment Date and will include any payments that the Company would have paid through such date had such payments commenced on your termination date, with the balance of the payments paid thereafter on the schedule described above; and

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With respect to each outstanding equity award held by you, you shall be eligible to vest 100% of your then outstanding equity awards the vesting of which is time-based effective as of the date of your termination of employment, which vesting shall occur effective as of the later of (1) the effective date of your release or (2) the date of a Change in Control; provided, however, that with respect to equity awards granted to you prior to the Effective Date (the “Existing Equity Awards”), the foregoing acceleration shall only apply to the extent your Change in Control Qualifying Termination occurs pursuant to clause (1) of the definition of such term and during the period commencing on or after the date of a Change in Control and ending twenty-four (24) months thereafter. To the extent any equity awards are subject to performance-based vesting, the accelerated vesting of such equity awards that are performance-based shall be governed by the applicable equity plan and agreement pursuant to which they were granted. Further, the post-termination exercise period for any vested stock options held by you as of the date of your termination and that are not Existing Equity Awards shall be extended through the earlier to occur of (x) the eighteen (18) month anniversary of your date of termination and (y) the expiration date of such stock options. The foregoing provisions are hereby deemed to be a part of each equity award and to supersede any less favorable provision in any agreement or plan regarding such equity award (and, for the avoidance of doubt, if any equity award is subject to more favorable vesting pursuant to any agreement or plan regarding such equity award, such more favorable provisions shall continue to apply and shall not be limited by this paragraph). For the avoidance of doubt, if your termination without Cause or resignation for Good Reason occurs prior to a Change in Control but under circumstances that mean such termination or resignation could constitute a Change in Control Qualifying Termination, then any unvested portion of your outstanding equity awards that are eligible for accelerated vesting under this paragraph will remain outstanding for six (6) months or until the occurrence of a Change in Control (whichever is earlier) so that any vesting acceleration and extension benefits provided under this paragraph can be provided if a Change in Control occurs within six (6) months following such termination and you experience a Change in Control Qualifying Termination (provided that in no event will any awards remain outstanding beyond their maximum term or expiration date). The Company shall in good faith consider an amendment to your Existing Equity Awards at the time of your termination without Cause or resignation for Good Reason occurring prior to a Change in Control to provide that such awards shall be eligible for the same acceleration and extension treatment if such termination ultimately qualifies as a Change in Control Qualifying Termination.

7676 Forsyth Boulevard Fifth Floor St. Louis, MO 63105 YourADV.com	8

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Release. In addition to the foregoing, in order to be eligible for the Non-CIC Severance Benefits or the CIC Severance Benefits set forth above you must execute, deliver to the Company, and not revoke, a full and general release in the form substantially attached hereto as Exhibit B, which release must become effective within sixty (60) days following your termination date, and remain in compliance with any and all restrictive covenants with the Company. In the event that you materially breach your obligations hereunder or under any restrictive covenants (including the CPPSA (as defined below)), any and all severance payments or benefits provided for in the paragraphs above shall cease immediately.

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Other Terminations. If your employment ends for any other reason, including, without limitation, if you elect to end your employment with the Company without Good Reason, die or become disabled and unable to perform the duties of your position, or are terminated with Cause, you will not be eligible for Non-CIC Severance Benefits or CIC Severance Benefits.

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Section 409A. The parties hereto acknowledge and agree that this letter agreement and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted accordingly. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything in this letter agreement to the contrary, any compensation or benefits payable under this letter agreement that is designated under this letter agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company Group within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any cash severance installments shall not commence until the sixtieth (60th) day following your Separation from Service (the “First Payment Date”). Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this letter agreement. If you are a “specified employee” (within the meaning of Code Section 409A) as of your Separation

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from Service, payment of any amounts under this letter agreement (or under any severance arrangement pursuant to this letter agreement) which constitute the payment of nonqualified deferred compensation (within the meaning of Code Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six (6) months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh (7th) month following the date of your separation from service (within the meaning of Code Section 409A). To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this letter agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this letter agreement shall not be subject to liquidation or exchange for another benefit.

•	Parachute Payments.

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Notwithstanding any other provisions of this letter agreement or any employee benefit plans, programs or arrangements, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in the following paragraph below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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The Total Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro rata basis of any non cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to you on a pro rata basis or such other manner that complies with Section 409A of the Code; provided, that in case of subclauses (ii), (iii) and (iv), any reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on you under Section 409A of the Code, and that results in the maximum economic benefit to you on an after-tax basis.

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The Company will select an advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax prior to the date of the applicable change in ownership or control (the “Independent Advisor”) to make determinations regarding the application of this provision concerning parachute payments. The Independent Advisor shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within fifteen (15) business days following the date on which your right to the Total Payments is triggered, if applicable, or such other time as requested by you (provided, that you reasonably believe that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Advisor made hereunder shall be final, binding and conclusive upon the Company (and any successor) and you.

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In the event it is later determined that to implement the objective and intent of this provision concerning parachute payments, a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to you, except to the extent the Company reasonably determines would result in the imposition of an excise tax under Section 409A of the Code.

•	Other Important Information

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No Other Representations. You hereby reaffirm the representations and covenants in this letter and in that certain Confidentiality, Property Protection, and Non-Solicitation Agreement between you and the Company (the “CPPSA”) and you represent that no one at the Company has made any other promises or statements upon which you have relied that are different from those in this letter. This letter (together with the documents referred to herein, including without limitation the CPPSA) supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, the Prior Agreement); and is a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

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Policies & Procedures. Your continued employment with the Company is subject to its policies and procedures including, without limitation, those set forth in the Associate Handbook and Code of Business Conduct & Ethics, copies of which were made available to you as part of the on-boarding process and during employment. You can also find legally required notices (such as those required under state or local law) through the Policies & Procedures site which can be found on the Company’s internal website, www.connectshub.com. You agree to comply with all such policies and procedures (and any changes thereto).

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Terms Subject to Change. The terms and conditions of employment (including without limitation, compensation, benefits, supervisor, work location, and duties) are subject to change at any time with or without notice or cause, as permitted by law.

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No Prior Obligations in Conflict with Employment with the Company. You represent and agree that: (a) your employment with the Company and compliance with the terms and conditions of such employment will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, (b) you have not, and in connection with your employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which you are or may be bound, and (c) in connection with your employment with the Company you will not use any confidential or proprietary information you may have obtained in connection with employment with any prior employer (other than the Company and its affiliated entities prior to the date of your employment with the Company).

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Reasonable Accommodations. Employment with the Company is contingent on an individual’s being able to perform the essential functions of the job with or without a reasonable accommodation. The Company is committed to providing such reasonable accommodation as required by law. If you believe you need an accommodation to perform the essential duties of the position you are being offered or to enjoy the benefits or privileges of employment, you are encouraged to contact the Company’s Workplace Accommodations Department at 888.985.0349 or leaveandaccommodations@youradv.net to request an accommodation, which will be evaluated on an individualized basis through an interactive process.

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Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, to the extent permitted by applicable law, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator in Pennsylvania, chosen jointly by the parties, and will be conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/ or will be provided to you upon request without charge). If the parties cannot agree on an arbitrator, then JAMS shall appoint an arbitrator in accordance with JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The

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arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in superior court (or the similar court of competent jurisdiction in the jurisdiction in which the arbitration will take place). Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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Governing Law; No Modification. This letter agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement shall be governed by the laws of the state in which you reside on the date this letter agreement becomes effective, without regard to any conflicts of laws.

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Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith). Notices and communications to the Company shall be addressed to the Chief Legal Officer at the Company’s principal executive offices. Notices and communications to you shall be addressed to your most recent address on file with the Company. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

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Counterparts. This letter may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

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Withholding and other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

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Successors and Assigns. This letter shall be binding upon you, without regard to the duration of your employment by the Company or reasons for the cessation of such employment, and inure to the benefit of your administrators, executors, heirs and assigns, although your obligations are personal and may be performed only by you. The Company may assign this letter and its rights and interests, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) to any wholly owned subsidiary of the Company or as collateral to one or more lenders of the Company or its subsidiaries or affiliates. This letter shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, and the rights of the Company hereunder are enforceable by its subsidiaries or affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

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Severability. If any portion of this letter is held invalid or inoperative, the other portions of this letter shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

If the terms of this letter agreement are acceptable to you, please sign where indicated below.

Sincerely,

/s/ David Peacock
David Peacock
Chief Executive Officer

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ACCEPTANCE

By signing below, I accept this letter agreement on the terms outlined above and acknowledge that my continued employment with the Company will be on an at-will basis.

/s/ Jeffrey Harsh	October 31, 2026
Jeff Harsh	Date

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Exhibit B

Form of General Release

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Jeff Harsh (“Employee”), on the one hand, and Advantage Sales & Marketing LLC, a Nevada limited liability company (the “Company”), on the other hand.

WHEREAS, Company employed Employee pursuant to that certain amended and restated letter agreement dated as of ______, 2026, as amended or otherwise modified from time to time (the “Employment Agreement”);

WHEREAS, Employee’s employment and all of Employee’s positions with Company and its subsidiaries and affiliates terminated effective [DATE] (the “Termination Date”);

WHEREAS, Employee seeks to obtain the payments and benefits provided under the Employment Agreement;

WHEREAS, Employee acknowledges that Employee has received all accrued wages, bonus, vacation/paid time-off and any other compensation due as of the Termination Date; provided, however, that Employee understands Employee may subsequently receive a separate check for reimbursement of reasonable business expenses in accordance with Company policies; and

WHEREAS, capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in an effort to put any and all disputes behind the parties, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever relating to, or arising from Employee’s employment by Company and/or the termination of that employment.

1. Effective Date. This Agreement shall not become effective unless and until (i) the Company has received this Agreement signed by Employee without modification; and (ii) the seven (7)-day revocation period referenced herein has expired and Employee has not revoked Employee’s assent to this Agreement, and shall thereafter be effective as of the date such revocation period terminates without exercise (the “Effective Date”).

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2. Severance Pay and Benefits. Provided that (i) the Effective Date has occurred; (ii) Employee has not revoked Employee’s assent to this Agreement; and (iii) Employee has returned all Company property (including without limitation any and all confidential and proprietary information) issued to Employee in connection with Employee’s employment with the Company, the Company shall provide Employee with the [Non-CIC Severance Benefits][CIC Severance Benefits] set forth in the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.1 In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Employee the Accrued Rights described in the Employment Agreement, subject to and in accordance with the terms thereof.

2.1 To the extent the payments set forth in Section 2 and its subsections paid by the Company to Employee are considered taxable income, they will be reported on a Form W-2 issued to Employee for the applicable year.

2.2 In the event the Company, after reasonable investigation, determines that Employee has materially breached Employee’s obligations under (i) this Agreement; (ii) the CPPSA; (iii) any restrictive covenants with the Company (including any restrictive covenants contained in the CPPSA) (the “Restrictive Covenants”); (iv) the confidentiality or non-disparagement obligations contained in the Employment Agreement or CPPSA; or (v) the Seventh Amended and Restated Agreement of Limited Partnership of Karman Topco L.P. as amended, supplemented or otherwise modified from time to time, (the “LP Agreement”), if applicable, Employee’s eligibility for any severance payments and benefits shall cease immediately.

2.3 Employee acknowledges that the foregoing severance pay and benefits exceed any earned wages or anything else of value otherwise owed to Employee by the Company.

[1]

Note to Draft: Actual severance payments and benefits to be included here depending on circumstances of termination based on applicable section of the Employment Agreement, including if the termination is or could qualify as a Change in Control Qualifying Termination.

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3. General Release of Claims.

3.1 Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, its parents, subsidiaries and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment by Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the Effective Date, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to the Employment Agreement and any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims) or (iii) any federal, state or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind; provided, however, that Employee’s release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits and unemployment benefits, any claims for indemnity under the bylaws of the Company, as provided for by state law or under any applicable indemnification agreement or insurance policy with respect to Employee’s liability as an employee, director or officer of the Company, claims to any benefit entitlements vested as the date of separation of Employee’s employment pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s claims for any breach of the Company’s executory obligations under the Employment Agreement.

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3.2 Employee represents and warrants that Employee has brought no complaint, claim, charge, action or proceeding against any of the Advantage Companies in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; provided, however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.

3.3 Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

4. Waiver of Unknown Claims. Employee expressly acknowledges that Employee has read and understood the following language contained in Section 1542 of the California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under section 1542, or any other statutory or non-statutory law of similar effect. Thus, Employee expressly acknowledges this Agreement is intended to and does include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement extinguishes any such claims. Employee warrants that Employee has consulted counsel and/or has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of section 1542 (or other state law of similar effect) and that Employee understands the section 1542 (or other state law of similar effect) waiver and freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

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5. No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.

6. Cooperation. Employee hereby agrees to cooperate with and provide requested assistance to Company with respect to any claim, cause of action, litigation, or other matter involving the Company, in which: (a) Employee (i) has significant knowledge, or (ii) was intimately involved, during the course of Employee’s employment, and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. For the avoidance of doubt, nothing in this Section 6 is intended to require Employee to provide anything but truthful and accurate information or testimony in the event Employee is asked for information or called to testify.

7. Return of Information and Property. Employee represents that as of the date of Employee’s execution of this Agreement, Employee has returned to the Company, all Company property, equipment, confidential information, records, electronically stored data and other materials relating to Employee’s employment, including tools, documents, papers, computer software, passwords and other identification materials, ID cards, keys, credit cards, personal computers, tablets, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, employees, or agents that may be in Employee’s possession or control. All such Company property must be returned by Employee in order for Employee to commence receiving the severance pay and benefits provided under Section 2 hereof.

8. Compliance with Prior Restrictive Covenants. Employee hereby reaffirms Employee’s obligations under the Restrictive Covenants.

9. Remedy for Breach.

9.1 Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

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9.2 Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

9.3 The foregoing shall in no way limit the Company’s rights under Section 2.2 of this Agreement.

10. Other Rights & Obligations. Nothing in this Agreement shall limit any rights or obligations of the Employee under the LP Agreement or any other agreement pertaining to Employee’s ownership of Units (as defined in the LP Agreement).

11. Confidentiality. Employee agrees the terms and conditions of this Agreement shall be confidential and shall not be disclosed except (as applicable) (i) as required by subpoena or otherwise by law; (ii) to an accountant or tax preparer for the purposes of preparing tax returns only; (iii) to Employee’s attorney; or (iv) to Employee’s spouse; provided, however, that Employee advises the person receiving such information of the confidentiality obligations required as to such information, and such person commits to keep such information confidential on terms no less stringent than the terms of this Agreement. Further, if Employee receives a subpoena, court order, or other compulsory process requiring disclosure of the terms of this Agreement, Employee shall provide written notice to the Company so as to afford the Company a reasonable opportunity to seek a protective order, to the fullest extent permitted by law. If application for a protective order is made promptly by the Company, Employee shall not disclose the terms of this Agreement prior to receiving a court order or consent of the Company.

12. Employee Representations. Employee represents and agrees that Employee (a) has suffered no injuries or damages in the course and scope of Employee’s employment with the Company that Employee did not already report to the Company; (b) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance; and (c) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

13. Notice. All notices or other communications hereunder shall be provided in accordance with the “Notices” provision in the Employment Agreement.

14. No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

15. Severability. If any provision of this Agreement is held to be unenforceable for any reason, all of the remaining parts of the Agreement shall remain in full force and effect.

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16. No Assignment. Each party represents Employee or it has not assigned any portion of the Employee’s Released Claims to any third party.

17. Choice of Law. This Agreement shall be governed by the laws of the State of Pennsylvania, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

18. Entire Agreement. This Agreement and the Employment Agreement (together with the documents referred to herein and therein, including without limitation the Restrictive Covenants) supersede all prior agreements between the parties with respect to their subject matter, and are a complete and exclusive statement of the terms of the agreement between the parties with respect hereto and thereto.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

20. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.

21. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

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22. ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, Employee acknowledges by Employee’s signature below that, with respect to the rights and claims waived and released herein under the ADEA, Employee has read and understands this Agreement and specifically understands the following:

22.1 That Employee is advised to consult with an attorney before signing this Agreement;

22.2 That Employee is releasing the Company Releasees from, among other things, any claims which Employee might have against any of them pursuant to the ADEA as amended;

22.3 That the releases contained in this Agreement do not cover any rights or claims that may arise after the date on which Employee executed this Agreement;

22.4 That Employee has been given a period of twenty-one (21) days in which to consider this Agreement but if Employee elects to forego any portion of the twenty-one (21) day period Employee understands and agrees that Employee does so voluntarily and is waiving the balance of the twenty-one (21) day period; and

22.5 That Employee may revoke this Agreement during the seven (7) day period following the date of Employee’s execution of this Agreement by giving written notice of said revocation in accordance with the notice provision of this Agreement, and that this Agreement will not become binding and effective until the seven (7) day revocation period has expired.

23. Dispute Resolution. All disputes under this Agreement shall be governed by the “Arbitration” provision in the Employment Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated:_________, 20___
Jeff Harsh

Advantage Sales & Marketing LLC

Dated:_________, 20___

By:
Name:
Title:

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